Exhibit 99.1

Romeo Power Announces Susan Brennan as New President and Chief Executive Officer

Longtime Manufacturing and Technology Executive in the Automotive and Energy Solutions Industries to Lead Next Chapter of Romeo’s Growth

Los Angeles – (August 6, 2021) – Romeo Power (NYSE: RMO) (“Romeo Power” or the “Company”) today announced that its Board of Directors (the “Board”) appointed Susan Brennan as President and Chief Executive Officer, effective as of August 16, 2021. Ms. Brennan brings to the role more than 30 years of experience as a global leader in the automotive and energy industries. She most recently held the role of Chief Operations Officer at Bloom Energy Corporation (“Bloom Energy”), a pioneering energy solutions business focused on decarbonization through innovation and environmental stewardship.

Ms. Brennan is succeeding Lionel Selwood, Jr., who is stepping down as President and CEO and as a member of the Company’s Board to pursue new opportunities. Mr. Selwood will serve as senior advisor and consultant to the Company to facilitate a smooth leadership transition.

“Romeo Power is on the path towards significant advancement in the EV battery market, with the goal of powering the transition to full electrification of commercial and industrial vehicles,” said Robert Mancini, Chairman of the Board of Romeo Power. “As we advance our journey as a public company and look to substantially increase commercial production, Susan is the ideal executive to lead our expanded and talented management team given her impressive record of driving meaningful growth, innovation and operations excellence in the automotive and energy industries. Her direct experience helping scale Bloom Energy from a distributed power startup to a fully operational public company makes her ideally suited to lead Romeo Power as it grows to meet the needs of the most demanding commercial vehicle manufacturers. Susan has delivered superb industry and ESG expertise to our Board since Romeo Power became a public company in December 2020, and we are confident in her ability to lead the company through its next phase of growth.”

Mr. Mancini continued: “Lionel has worked tirelessly over the last four and a half years, and past year as CEO, to help Romeo Power successfully become a publicly traded company and achieve key strategic commercial and supply chain partnerships. All of us on the Board wish him well in his future endeavors.”

Ms. Brennan brings to Romeo Power extensive experience developing, implementing and scaling the production of automotive and energy technologies, and has expertise in key areas including operations, strategy and manufacturing. In her most recent role at Bloom Energy, Ms. Brennan was responsible for driving pioneering green technology initiatives, including non-combustion energy technologies. She also increased Bloom Energy’s manufacturing capacity by four times with a particular focus on maximizing capital efficiency.

Prior to joining Bloom Energy, Ms. Brennan was the Vice President of Manufacturing at Nissan Motor Company, where she ran the highest output automotive manufacturing plant in the world, at that time. Previously, she spent 13 years at Ford Motor Company, holding multiples roles including Director of the Global Manufacturing Business Office and Director of Manufacturing Operations. She also serves as a Non-Executive Board Director for Senior PLC, a FTSE 350 corporation in the aerospace and automotive industry. Ms. Brennan holds an M.B.A. from the University of Nebraska at Omaha and a B.S. in Microbiology from the University of Illinois.

“I am grateful for this opportunity to lead Romeo Power in its revolutionary effort to provide clean battery technology for the commercial and industrial transportation industry,” said Ms. Brennan. “I am deeply impressed by Romeo Power’s commitment to EV battery innovation and sustainability, and working alongside the talented leadership team, I envision numerous opportunities to drive our next phase of growth. Romeo Power’s employees are among the most talented and dedicated in the industry, and I look forward to working together in this new role as we help electrify our nation’s commercial vehicle fleets.”

Ms. Brennan will retain her seat on Romeo Power’s Board; however, she has stepped down from the Nominating and Governance Committee of the Board. Donald Gottwald, a current member of the Board, was appointed to the Nominating and Governance Committee of the Board and will Chair that committee.

In addition, the Company also announced several changes designed to continue to broaden its Board’s expertise:

•	Kerry Shiba, Romeo Power’s Chief Financial Officer, was named Board Observer;
•	Matthew Sant, Romeo Power’s General Counsel, was named Company Secretary; and
•	Laurene Horiszny, an executive with more than 30 years of automotive industry experience and 20 years of service advising boards, was appointed to serve as a member of the Board and a member of the Finance and Investment Committee of the Board. She replaces Brady Ericson who has elected to move off the Board.

About Romeo Power

Founded in 2016 and headquartered in Los Angeles, California, Romeo Power (NYSE: RMO) is an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications. The company’s suite of advanced hardware, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. Romeo Power's 113,000 square-foot manufacturing facility brings its flexible design and development process inhouse to pack the most energy dense modules on the market. To keep up with everything Romeo Power, please follow the company on social @romeopowerinc or visit romeopower.com.

Notice Regarding Forward Looking Statements

Certain statements in this press release may constitute “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. For a discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Romeo Power in general, see the risk disclosures in Romeo Power’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other filings made with the SEC by Romeo Power. Forward-looking statements speak only as of the date they are made and Romeo Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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For Media

Taylor Cantwell

media@romeopower.com

833.467.2237

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Sam Dundee

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